Exhibit 99



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DOLLAR GENERAL EXPECTS TO RESTATE EARNINGS; MAINTAINS CURRENT YEAR GUIDANCE
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GOODLETTSVILLE, Tenn. - April 30, 2001 - Dollar General Corporation (NYSE: DG)
announced today that it expects to delay the filing of its annual report on Form 10-K for the fiscal year 2000 in anticipation of restating its audited financial statements for fiscal years 1998 and 1999 as well as restating the unaudited financial information for the fiscal year 2000 as previously released. The Company has become aware of certain accounting irregularities, and the audit committee of the Company's board of directors is conducting an investigation of these irregularities. The audit committee has engaged the law firm of Dechert Price & Rhoads to assist with its investigation, and Dechert Price & Rhoads, on behalf of the audit committee, has retained the independent accounting firm Arthur Andersen, LLP. In the investigative process, the Company and the audit committee are reviewing allegations of fraudulent behavior in connection with certain of the accounting irregularities and are reviewing the Company's internal accounting controls and financial reporting processes.

Based on management's preliminary investigation, management currently estimates a reduction in aggregate earnings of approximately $0.07 per share over the three-year period from the previously reported total earnings of $1.81 per share over the same three-year period. Specifically, management's preliminary investigation reflects the possibility of a material adverse effect on the previously announced earnings for fiscal 1998 and 1999 and a minor positive effect on the previously reported results for fiscal 2000. Management further cautions that the final restatements as audited could result in an increase or decrease in the aggregate earnings effect and a further shifting of results among the specified years within the three-year period.

In making the announcement, Dollar General Chairman and CEO Cal Turner, Jr., said, "This action is unprecedented in the history of our Company and is certainly regrettable. I am confident that our investigation of these matters will result in a thorough review of our previously released financial statements for each period and will also establish the leadership and processes that will prevent these accounting irregularities from recurring.

"The anticipated restatements are not expected to have a material effect on the future earnings of the Company. In fact, our performance during the first quarter of the year reinforces our belief that our strategy has exceptional potential for growth," Turner said. "We remain confident about our prospects and we continue to have an expectation that earnings, excluding non-recurring costs that may be incurred with any restatement, will be between $0.71 and $0.73 per share for the full year."

In commenting on the current year, Turner noted:

         o Same-store sales for April are expected to increase 8 to 9 percent, and for the first quarter we believe same-store sales will be between 6 and 7 percent. Customers have reacted

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               enthusiastically  to the layout changes we made and to the highly consumable items we added to the assortment last year.
         o We are achieving strong sales increases while simultaneously controlling our inventory better. Our stores are doing a much better job of placing consistent orders on the consumable basics, resulting in improved in-stock levels for our customers.
         o We are on target to open between 200 and 250 stores in the first quarter, a great start toward our goal of opening 600 to 700 stores for the full year.
         o Our Zanesville, Ohio distribution center opened successfully and on time in April, providing additional capacity for an efficient flow of merchandise to our stores.
         o Our technology agenda is on track and will lay the foundation for increased inventory productivity.

The Company expects to reschedule its annual meeting of shareholders from June 4 to a date yet to be determined. The Company will also delay the reporting of first quarter fiscal 2001 earnings from the previously announced release date of Monday, May 14, 2001.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements as a result of certain risks and uncertainties, including, but not limited to, general transportation and distribution delays or interruptions, inventory risks due to shifts in market demand, changes in product mix, interruptions in suppliers' business, fuel price and interest rate fluctuations, costs and delays associated with building, opening and operating new distribution centers and stores, the results of the restatement process and the audit of any anticipated restatement of company financial statements, and the impact of any litigation and regulatory process related to such potential restatements. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

Dollar General operates more than 5,000 neighborhood stores in 25 states.

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